News Release

For more information contact:
Dennis J. Zember Jr.
Executive Vice President & CFO
(229) 890-1111

AMERIS BANCORP ANNOUNCES STEPS TO STRENGHTEN BALANCE SHEET AND OPERATING RESULTS

September 17, 2008

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today reported that its board of directors and executive management team have taken steps to strengthen the Company’s balance sheet and operating results during this period of economic uncertainty in the financial institution industry.  These steps include the following:

•	Reduced quarterly dividend from $0.14 per share to $0.05 per share.
•	Pursued efficiency gains resulting in approximately a 10% reduction in our workforce.
•	Established new funding lines resulting in $270 million of additional borrowing capacity.
•	Reduced investment portfolio risk, leading to significant appreciation in market value of the investment portfolio with no exposure to common or preferred stock of Fannie Mae or Freddie Mac.

Quarterly Dividend
Commenting on the lower dividend, Edwin W. Hortman, Jr., President & Chief Executive Officer, said, “Although our capital levels are strong, we believe proactively managing capital through this economic downturn is critical.  Our credit quality metrics remain manageable despite elevated credit costs.  This move to temporarily reduce the quarterly dividend is a defensive move against a potentially prolonged period of uncertain economic activity.  This action will strengthen our balance sheet and better position us to take advantage of opportunities in the future as our industry emerges from the current downturn.”  Other strategies to maintain and improve capital ratios include suspending the Company’s announced stock buy-back and slowing the growth of assets.  The reduced dividend combined with slower growth goals will add approximately 50 basis points to forecasted tangible capital ratios over a 12 month period.  The announced dividend will be payable to shareholders of record on September 30, 2008.

Efficiency Gains
Efforts to reduce operating expenses and gain efficiencies continue and recently resulted in a reduction of approximately 65 positions.  This reduction was completed in full on September 1, 2008 and is expected to produce annual savings of approximately $2.6 million before tax.  Speaking about the reduction in force, Mr. Hortman commented, “These decisions to right-size our staffing levels have been very difficult, but necessary and our commitment to deliver exceptional customer service remains a top priority.”

Strengthened Liquidity
Additional liquidity sources have been developed to provide for safety against various contingencies.  These sources include lines with the Federal Reserve Bank and the Federal Home Loan Bank, as well as expanded lines of credit with commercial banks.  These lines of credit total approximately $520 million, or 60% of non-CD deposits.  Today, approximately $400 million is available under these lines.  Also, aggressive deposit campaigns have been successful and continue to add liquidity to our balance sheet without reducing net interest margins.

Quality Investment Portfolio
The Company’s investment portfolio has been managed to contain very little credit risk.  As such, the Company has no exposure to risks or devaluation associated with either the common or preferred stock of Fannie Mae or Freddie Mac or non-agency mortgage investments.  Since the announcement of the government takeover of the GSEs, the Company’s investment portfolio has increased in market value by approximately $5 million and management does not anticipate any non-cash charges for permanent impairment in the investment portfolio.

Ameris Bancorp is headquartered in Moultrie, Georgia, and at the end of the most recent quarter, had 48 locations in Georgia, Alabama, northern Florida and South Carolina.

Ameris Bancorp Common Stock is quoted on the NASDAQ Global Select Market under the symbol “ABCB”. The preceding release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.